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                                                  OMB Number           3235-0362
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ]  Check box if no longer subject to
     Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[ ]  Form 3 Holdings Reported
[ ]  Form 4 Transactions Reported

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1.  Name and Address of Reporting Person*

    Rhian                             Jack                 F.
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   (Last)                            (First)              (Middle)

   c/o American Medical Alert Corp.
   3265 Lawson Boulevard
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                                    (Street)

   Oceanside                         New York                11572
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   (City)                            (State)                (Zip)


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2.  Issuer Name and Ticker or Trading Symbol

    American Medical Alert Corp. ("AMAC")
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3.  IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.  Statement for Month/Year

    December, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

     Vice President and COO
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person

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

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                         5. Amount of     6. Owner-
                                 2A.                      4. Securities Acquired (A) or     Securities       ship      7. Nature
                    2. Trans-    Deemed      3. Trans-       Disposed of (D)                Beneficially     Form:        of
                       action    Execution      action       (Instr. 3, 4 and 5)            Owned at End     Direct       Indirect
                       Date      Date, if       Code         --------------------------     of Issuer's      (D) or       Benefi-
1.  Title              (Month/   any Month/     (Instr.8)                (A)                Fiscal           Indirect     cial
    of Security        Day/      Day/                                    or                 Year (Instr.     (I)          Ownership
    (Instr. 3)         Year)     Year)                       Amount      (D)    Price       3 and 4)         (Instr.4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share                                                                        48,000            I           By wife
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====================================================================================================================================

*If the form is filed by more than one reporting person see instruction 4(b)(v).

                                                                          (Over)
                                                                 SEC 2270 (3-99)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
            2.                                                                                            Deriv-    of
            Conver-                              5.                             7.                        ative     Deriv-   11.
            sion                                 Number of                      Title and Amount          Secur-    ative    Nature
            or                                   Derivative   6.                of Underlying     8.      ities     Secur-   of
            Exer-                                Securities   Date              Securities        Price   Bene-     ity:     In-
            cise    3.       3A.                 Acquired (A) Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
            Price   Trans-   Deemed      4.      or Disposed  Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.          of      action   Execution   Trans-  of (D)        (Month/Day/Year)            Amount  ative   at End    In-      ficial
Title of    Deriv-  Date     Date, if    action  (Instr. 3,   ----------------            or      Secur-  of        direct   Owner-
Derivative  ative   (Month/  any         Code    4 and 5)     Date     Expira-            Number  ity     Year      (I)      ship
Security    Secur-  Day/     (Month/Day  (Instr. -----------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)       8)      (A)     (D)  cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Options
to
Purchase
Common                                                                          Common
Stock       $2.29                                             Immed.   01/27/13 Stock      5,000           5,000    D
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Options
to
Purchase
Common                                                                          Common
Stock       $2.30   08/13/02             A        3,856       Immed.   08/12/12 Stock      3,856           3,856    D
------------------------------------------------------------------------------------------------------------------------------------
Options
to
Purchase
Common                                                                          Common
Stock       $2.87   12/31/01             A        4,343       Immed.   12/31/11 Stock      4,343           4,343    D
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Options
to
Purchase
Common                                                                          Common
Stock       $3.25   01/31/02             A       30,000       Immed.   01/31/02 Stock     30,000          30,000    D
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Options
to
Purchase
Common                                                                          Common
Stock       $3.50   1/31/02              A       25,000       Immed.   01/30/13 Stock     25,000          25,000    D
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Options
to
Purchase
Common                                                                          Common
Stock       $4.00   1/31/02              A       25,000       01/31/04 01/30/14 Stock     25,000          25,000    D
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Options
to
Purchase
Common                                                                          Common
Stock       $1.90                                             Immed.   10/29/06 Stock     10,000          10,000    D
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Options
to
Purchase
Common                                                                          Common
Stock       $2.75                                             Immed.    7/24/06 Stock      3,125           3,125    D
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Options
to
Purchase
Common                                                                          Common
Stock       $1.1875                                           Immed.    4/02/06 Stock      5,529           5,529    D
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

TABLE II -- CONTINUED
================================================================================
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
            2.                                                                                            Deriv-    of
            Conver-                              5.                             7.                        ative     Deriv-   11.
            sion                                 Number of                      Title and Amount          Secur-    ative    Nature
            or                                   Derivative   6.                of Underlying     8.      ities     Secur-   of
            Exer-                                Securities   Date              Securities        Price   Bene-     ity:     In-
            cise    3.       3A.                 Acquired (A) Exercisable and   (Instr. 3 and 4)  of      ficially  Direct   direct
            Price   Trans-   Deemed      4.      or Disposed  Expiration Date   ----------------  Deriv-  Owned     (D) or   Bene-
1.          of      action   Execution   Trans-  of (D)        (Month/Day/Year)            Amount  ative   at End    In-      ficial
Title of    Deriv-  Date     Date, if    action  (Instr. 3,   ----------------            or      Secur-  of        direct   Owner-
Derivative  ative   (Month/  any         Code    4 and 5)     Date     Expira-            Number  ity     Year      (I)      ship
Security    Secur-  Day/     (Month/Day  (Instr. -----------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)       8)      (A)     (D)  cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Options
to
Purchase
Common                                                                          Common
Stock       $2.00                                             Immed.    1/30/05 Stock     50,000          50,000    D
------------------------------------------------------------------------------------------------------------------------------------
Options
to
Purchase
Common                                                                          Common
Stock       $2.00                                             1/30/03   1/30/05 Stock     50,000          50,000    D
====================================================================================================================================


Explanation of Responses:


/s/ Jack Rhian                                                      2/10/03
-------------------------------------------                    -----------------
**Signature of Reporting Person                                       Date

*   If the form is filed by more than one  Reporting  Person,  see  Instruction
    4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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